BlackRock New Jersey Municipal Income Trust (the “Registrant”)

77Q1(a):

Copies of material amendments to Registrant’s charter or by-laws

Attached please find as an exhibit under Sub-Item 77Q1(a) of Form N-SAR, a copy of the Registrant's amendment to the Statement of Preferences of the Registrant’s Series W-7 Variable Rate Muni Term Preferred Shares.

Exhibit 77Q1(a)

BLACKROCK NEW JERSEY MUNICIPAL INCOME TRUST

AMENDMENT TO

STATEMENT OF PREFERENCES  OF

VARIABLE RATE MUNI TERM PREFERRED SHARES ("VMTP SHARES")

DATED MARCH 21, 2012

(THE "STATEMENT OF PREFERENCES")

The undersigned officer of BlackRock New Jersey Municipal Income Trust (the “Trust”), a Delaware statutory trust, hereby certifies as follows:

1.           The Board of Trustees of the Trust (with the consent of the Holders (as defined in the Statement of Preferences) of the VMTP Shares required under Section 5 of the Statement of Preferences) has adopted resolutions to amend the Statement of Preferences as follows:

The Statement of Preferences of the Trust is hereby amended by deleting the definition of “Ratings Spread” in the Statement of Preferences and replacing it with the following:

"Ratings Spread" means, with respect to any Rate Period for any Series of VMTP Shares, the percentage per annum set forth opposite the highest applicable credit rating assigned to such Series, unless the lowest applicable credit rating is at or below A1/A+, in which case it shall mean the percentage per annum set forth opposite the lowest applicable credit rating assigned to such Series, by either Moody's (if Moody's is then rating the VMTP Shares at the request of the Trust), Fitch (if Fitch is then rating the VMTP Shares at the request of the Trust) or Other Rating Agency (if Other Rating Agency is then rating the VMTP Shares at the request of the Trust) in the table below on the Rate Determination Date for such Rate Period:

Moody's/Fitch*	Percentage
Aaa/AAA	0.92%
Aa3/AA- to Aa1/AA+	1.20%
A3/A- to A1/A+	2.00%
Baa3/BBB- to Baa1/BBB+	3.00%
Non-investment grade or NR	4.00%
* And/or the equivalent ratings of an Other Rating Agency then rating the VMTP Shares at the request of the Trust.

2.           This amendment shall be effective as of the 1st day of April, 2015.

3.           Except as amended hereby, the Statement of Preferences remains in full force and effect.

4.           An original copy of this amendment shall be lodged with the records of the Trust and filed in such places as the Trustees deem appropriate.

[Signature Page Follows]

IN WITNESS WHEREOF, BlackRock New Jersey Municipal Income Trust, has caused these presents to be signed as of September 30, 2014 in its name and on its behalf by its Vice President and attested by its Secretary.  Said officers of the Trust have executed this amendment as officers and not individually, and the obligations and rights set forth in this amendment are not binding upon any such officers, or the trustees or shareholders of the Trust, individually, but are binding only upon the assets and property of the Trust.

BLACKROCK NEW JERSEY MUNICIPAL INCOME TRUST

By:       /s/ Robert W. Crothers

Name:  Robert W. Crothers

Title:    Vice President

ATTEST:

/s/ Janey Ahn

Name:             Janey Ahn

Title:             Secretary